MOVIE GALLERY TO INTRODUCE ONLINE VIDEO RENTAL SERVICE AND
        EXTEND AUTOMATED VIDEO VENDING MACHINE PROGRAM

DOTHAN, Ala., March 19, 2007 -- Movie Gallery, Inc. (Nasdaq: MOVI) today announced that it will launch an online video rental service in mid-to-late 2007. The pilot phase implementation will be a low-cost "friends and family" program that will provide existing customers with another easy way to rent movies. The Company believes that this new channel will complement its retail brick and mortar business and enhance consumer convenience and satisfaction.

Movie Gallery also announced today that it is extending its movie kiosk program, which operates automated movie vending machines in supermarkets, malls and other high traffic areas. The Company currently has approximately 74 kiosk units in operation under the Hollywood Video brand and plans to rollout approximately 200 additional units during the course of 2007. The kiosk units provide around the clock availability of movies with minimal overhead and fixed costs.

"Together with our recently completed MovieBeam transaction, the introduction of Movie Gallery's online video rental service and the extension of our movie kiosk program demonstrate our commitment to providing our customers with movies how they want them, when they want them and where they want them," said Joe Malugen, Chairman, President and Chief Executive Officer of Movie Gallery. "While we firmly believe that our retail brick and mortar stores will remain the foundation of our business, over the past three years we have been diligently pursuing alternative delivery platforms to further complement our base business. After considerable research and testing, we believe that we can enter into the online space in a cost-effective manner without spending significant resources on advertising to acquire new customers. Our goal is to increase customer satisfaction and retention by providing consumers with the benefits of greater choice and convenience."

About Movie Gallery

Movie Gallery is the second largest North American video rental company with over 4,600 stores located in all 50 U.S. states and Canada operating under the brands Movie Gallery, Hollywood Video and Game Crazy. The Game Crazy brand represents 633 in-store departments and 17 free-standing stores serving the game market in urban locations across the United States. Since Movie Gallery's initial public offering in August 1994, the Company has grown from 97 stores to its present size through acquisitions and new store openings. For more information about the Company, please visit our website at: www.moviegallery.com.

Forward Looking Statements

To take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements, including statements regarding the Company's plans and intentions for the Company's online video rental service and plans regarding new technologies, including kiosk units and MovieBeam, , that are based upon the Company's current intent, estimates, expectations and projections and involve a number of risks and uncertainties. Various factors exist which may cause results to differ from these expectations. These risks and uncertainties include, but are not limited to, risks related to the integration of acquisitions generally and the risk factors that are discussed from time to time in the Company's SEC reports, including, but not limited to, the Company's annual report on Form 10-K for the fiscal year ended December 31, 2006. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts

Analysts and Investors: Michelle K. Lewis, Movie Gallery, Inc.,
503-570-1950

Media: Andrew B. Siegel of Joele Frank, Wilkinson Brimmer Katcher, 212-355-4449 ext. 127